EXHIBIT 23.01

INDEPENDENT AUDITORS' CONSENT

We consent to the use in the Pre-Effective Amendment ("PREA") No. 1 to Registration Statement ("RS") No. 333-103166 for Morgan Stanley Charter Graham L.P., PREA No. 1 to RS No. 333-103170 for Morgan Stanley Charter Millburn L.P., and PREA No. 1 to RS No. 333-103168 Morgan Stanley Charter MSFCM L.P. (collectively, the "Partnerships") of our report dated February 14, 2003 relating to the statements of financial condition, including the schedules of investments, of the Partnerships as of December 31, 2002 and 2001, and the related statements of operations, changes in partners' capital and cash flows for each of the three years ended December 31, 2002 appearing in the preliminary prospectus dated February 24, 2003, which is part of such Registration Statements.

We also consent to the use in the PREA No. 1 to RS No. 333-103171 of our report dated February 14, 2003 relating to the statement of financial condition, including the schedule of investments, of Morgan Stanley Charter Campbell L.P. as of December 31, 2002, and the related statements of operations, changes in partners' capital and cash flows for the period from October 1, 2002 (commencement of operations) to December 31, 2002.

We also consent to the use of our report dated January 10, 2003 relating to the statements of financial condition of Demeter Management Corporation as of November 30, 2002 and 2001 and to the reference to us under the heading "Experts" appearing in the preliminary prospectus dated February 24, 2003, which is part of such Registration Statements.

/s/ Deloitte & Touche LLP

New York, New York
February 21, 2003